EXHIBIT 99.1

NewsRelease

TC PipeLines, LP Announces 2013 First Quarter Cash
Distribution and Financial Results

HOUSTON, Texas – April 24, 2013 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner (the General Partner), declared the Partnership’s first quarter 2013 cash distribution of $0.78 per common unit.  The distribution is  unchanged from the fourth quarter 2012 distribution and is payable on May 15, 2013 to unitholders of record as of the close of business on May 6, 2013.

The Partnership also reported first quarter 2013 Partnership cash flows of $43 million and net income of $29 million or $0.52 per common unit.

“The Partnership performed as expected in the first quarter with the majority of our pipelines supported by stable longer-term contracts,” said Steve Becker, president of TC PipeLines GP, Inc.  “Great Lakes’ revenues were lower in the quarter due to current challenging market conditions.”

“We continue to believe in the long-term strength of the North American natural gas industry  which we expect will generate ongoing value for our unitholders,” added Becker.

First Quarter 2013 Highlights (All financial figures are unaudited)
o	Partnership cash flows of $43 million
o	Paid cash distributions of $43 million or $0.78 per common unit
o	Net income of $29 million or $0.52 per common unit

The Partnership’s financial highlights for the first quarter of 2013 compared to the first quarter of 2012 were:

Three months ended
(unaudited)	March 31,
(millions of dollars except per common unit amounts)	2013	2012
Partnership cash flows(a)	43	50
Cash distributions paid	(43)	(42)
Cash distributions paid per common unit	$0.78	$0.77
Net income	29	39
Net income per common unit (b) – basic and diluted	$0.52	$0.71
Weighted average common units outstanding (millions) – basic and diluted	53.5	53.5
Common units outstanding at end of period (millions)	53.5	53.5

(a)  Partnership cash flows is a non-GAAP financial measure. Refer to the description of Partnership Cash Flows in the section of this release entitled "Partnership Cash Flows" and the Supplemental Schedule Non-GAAP Measures for further detail.
(b) Net income per common unit is computed by dividing net income, after deduction of the General Partner’s allocation, by the weighted average number of common units outstanding. The General Partner’s allocation is computed based upon the General Partner’s effective two percent general partner interest plus an amount equal to incentive distributions.

Recent Developments

Cash Distributions – On April 23, 2013, the board of directors of our General Partner declared the Partnership’s first quarter 2013 cash distribution in the amount of $0.78 per common unit, payable on May 15, 2013 to unitholders of record as of May 6, 2013.

Liquidity and Capital Resources

Partnership Cash Flows

Partnership cash flows decreased by $7 million to $43 million in the first quarter of 2013 compared to $50 million in the same period of 2012. This decrease was primarily due to lower cash distributions from Great Lakes and Northern Border.

The Partnership paid distributions of $43 million in the first quarter of 2013, an increase of $1 million compared to the same period in 2012.

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes, Northern Border, GTN and Bison, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja and Tuscarora, net of Partnership costs and distributions declared to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Contractual Obligations

At March 31, 2013, there was $309 million outstanding on the Partnership’s $500 million senior revolving credit facility leaving $191 million available for future borrowing. The Partnership was in compliance with the covenants of the credit agreement at March 31, 2013.

Net Income

For the three months ended March 31, 2013, net income decreased by $10 million to $29 million compared to $39 million in the first quarter of 2012 and was $1 million lower relative to the fourth quarter of 2012. This decrease was primarily due to lower equity earnings from Great Lakes and Northern Border.

Equity earnings from Great Lakes were $2 million in the first quarter of 2013, a decrease of $7 million compared to the same period in 2012. The decrease was due to Great Lakes’ capacity being sold mostly under short-term contracts and at lower rates and volumes in the first quarter of 2013 compared to the same period in 2012.

Equity earnings from Northern Border were $16 million in the first quarter of 2013, a decrease of $4 million compared to the same quarter in 2012. This decrease was due to the previously disclosed tariff rate reduction as a result of the Northern Border Settlement. In January 2013, FERC gave final approval for the Settlement reducing Northern Border’s reservation rates by 11 percent.

Conference Call

Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.226.1792 today, Wednesday, April 24, 2013 at 10 a.m. central daylight time (CDT)/11 a.m. eastern daylight time (EDT).  Steve Becker, President of the General Partner, will discuss the Partnership’s financial results and latest developments.  Please dial in 10 minutes prior to the start of the call. No pass code is required. Interested parties can also listen to a live webcast and replay of the conference call by accessing the Investor Center portion of the Partnership’s website at www.tcpipelineslp.com. Slides with information that may be discussed during the webcast will be posted on the Investor Center of the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call through May 1, 2013, by calling 800.408.3053, then entering pass code 6220304.

TC PipeLines, LP is a Delaware master limited partnership with interests in 5,560 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as 25 percent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. The Partnership also wholly owns North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. The Partnership is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly-owned subsidiary of the Partnership’s sponsor, TransCanada Corporation (NYSE: TRP). TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Forward-Looking Statements

Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and  market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our  Annual Report on Form 10-K for the year-ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”), as updated and supplemented by subsequent filings with the SEC.  All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Shawn Howard/Grady Semmens	403.920.7859
Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2013	2012
Equity earnings from unconsolidated affiliates:
Great Lakes	2	9
Northern Border	16	20
GTN	5	6
Bison	3	3
Transmission revenues	17	16
Operating expenses	(4)	(4)
General and administrative	(2)	(2)
Depreciation	(3)	(3)
Financial charges and other	(5)	(6)
Net income	29	39

Net income allocation
Common units	28	38
General partner	1	1
	29	39

Net income per common unit – basic and diluted	$0.52	$0.71

Weighted average common units outstanding (millions) – basic and diluted	53.5	53.5

Common units outstanding, end of the period (millions)	53.5	53.5

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheet

(unaudited) (millions of dollars)	March 31, 2013	December 31, 2012
ASSETS
Current assets	10	12
Investment in unconsolidated affiliates	1,556	1,563
Other assets	418	423
	1,984	1,998

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	10	8
Other liabilities	2	1
Long-term debt, including current portion	685	688
Partners' equity	1,287	1,301
	1,984	1,998

 TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliation of Net Income to Partnership Cash Flows

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2013	2012
Net income	29	39
Add:
Cash distributions from Great Lakes(a)	6	11
Cash distributions from Northern Border(a)	22	25
Cash distributions from GTN(a)	6	5
Cash distributions from Bison(a)	4	4
Cash flows provided by Other Pipes' operating activities	13	14
	51	59
Less:
Equity earnings from unconsolidated affiliates	(26)	(38)
Other Pipes' net income	(10)	(9)
	(36)	(47)
Partnership cash flows before General Partner distributions	44	51
General Partner distributions(b)	(1)	(1)
Partnership cash flows	43	50
Cash distributions declared	(43)	(42)
Cash distributions declared per common unit(c)	$0.78	$0.77
Cash distributions paid	(43)	(42)
Cash distributions paid per common unit(c)	$0.78	$0.77

(a) In accordance with the cash distribution policies of the respective entities, cash distributions from Great Lakes, Northern Border, GTN and Bison are based on their respective prior quarter financial results.
(b) General Partner distributions represent the cash distributions declared to the General Partner with respect to its effective two percent General Partner interest plus an amount equal to incentive distributions.
(c) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding.